Exhibit 99.1

DENNY’S CORPORATION 2017 OMNIBUS INCENTIVE PLAN

DENNY’S CORPORATION
2017 OMNIBUS INCENTIVE PLAN

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9.1	GRANT OF PERFORMANCE AWARDS	15
9.2	PERFORMANCE GOALS	15
9.3	OTHER TERMS	15
ARTICLE 10	RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS	15
10.1	GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS	16
10.2	ISSUANCE AND RESTRICTIONS	16
10.3	FORFEITURE	16
10.4	DELIVERY OF RESTRICTED STOCK	16
10.5	DIVIDENDS ON RESTRICTED STOCK	16
ARTICLE 11	DEFERRED STOCK UNITS	16
11.1	GRANT OF DEFERRED STOCK UNITS	16
ARTICLE 12	DIVIDEND EQUIVALENTS	17
12.1	GRANT OF DIVIDEND EQUIVALENTS	17
ARTICLE 13	STOCK OR OTHER STOCK-BASED AWARDS	17
13.1	GRANT OF STOCK OR OTHER STOCK-BASED AWARDS	17
ARTICLE 14	PROVISIONS APPLICABLE TO AWARDS	17
14.1	AWARD CERTIFICATES	17
14.2	TERM OF AWARD	17
14.3	FORM OF PAYMENT FOR AWARDS	17
14.4	LIMITS ON TRANSFER	18
14.5	BENEFICIARIES	18
14.6	STOCK TRADING RESTRICTIONS	18
14.7	TREATMENT UPON DEATH OR DISABILITY	18
14.8	EFFECT OF A CHANGE IN CONTROL	19
14.9	ACCELERATION FOR OTHER REASONS	20
14.10	EFFECT OF ACCELERATION	20
14.11	QUALIFIED PERFORMANCE-BASED AWARDS	20
14.12	FORFEITURE EVENTS	23
14.13	SUBSTITUTE AWARDS	24

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ARTICLE 15	CHANGES IN CAPITAL STRUCTURE	24
15.1	MANDATORY ADJUSTMENTS	24
15.2	DISCRETIONARY ADJUSTMENTS	24
15.3	GENERAL	25
ARTICLE 16	AMENDMENT, MODIFICATION AND TERMINATION	25
16.1	AMENDMENT, MODIFICATION AND TERMINATION	25
16.2	AWARDS PREVIOUSLY GRANTED	25
16.3	COMPLIANCE AMENDMENTS	26
ARTICLE 17	GENERAL PROVISIONS	26
17.1	NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS	26
17.2	NO STOCKHOLDER RIGHTS	26
17.3	WITHHOLDING	26
17.4	NO RIGHT TO CONTINUED SERVICE	27
17.5	UNFUNDED STATUS OF AWARDS	27
17.6	RELATIONSHIP TO OTHER BENEFITS	27
17.7	EXPENSES	27
17.8	TITLES AND HEADINGS	27
17.9	GENDER AND NUMBER	27
17.10	FRACTIONAL SHARES	27
17.11	GOVERNMENT AND OTHER REGULATIONS	27
17.12	GOVERNING LAW	28
17.13	ADDITIONAL PROVISIONS	28
17.14	NO LIMITATIONS ON RIGHTS OF COMPANY	28
17.15	INDEMNIFICATION	28
17.16	SECTION 162(M)	29
17.17	EMPLOYEES BASED OUTSIDE THE UNITED STATES	29
17.18	DISCLAIMER	29
17.19	SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE	30

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DENNY’S CORPORATION
2017 OMNIBUS INCENTIVE PLAN
ARTICLE 1
PURPOSE
1.1    GENERAL. The purpose of the Denny’s Corporation 2017 Omnibus Incentive Plan (the “Plan”), is to promote the success, and enhance the value, of Denny’s Corporation (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.
ARTICLE 2
DEFINITIONS
2.1    DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings, except as otherwise provided in an Award Certificate:
(a)    “Affiliate” means (i) any Subsidiary or Parent or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b)    “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.
(c)    “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned to such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company, conviction of, or plea of guilty or nolo contendere, to any crime involving the personal enrichment of the Participant at the expense of the Company or stockholders of the Company, or conviction of a felony. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Board as to the existence of “Cause” shall be conclusive on the Participant and the Company.
(f)    “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)    any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of Stock) or more than one Person acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of Shares of Stock that, together with the Shares held by such Person” or “group,” represent 30% or more of either the then outstanding Shares of Stock or the combined voting power of the Company’s then outstanding securities; or
(ii)    the following individuals cease for any reason to constitute at least a majority of the number of directors then serving on the Board: individuals who, on the Effective Date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation or through the use of any proxy access procedures in the Company’s organizational documents), whose appointment or election by the Board or nomination of election by the Company’s stockholders was approved by a vote of at least a majority of the Company’s directors then still in office who either were directors on the Effective Date of the Plan, or whose appointment, election, or nomination for election was previously approved); or
(iii)    the consummation of a merger or consolidation with any other entity, other than (i) a merger or consolidation which would result in (A) the voting securities of the Company then outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (the “Surviving Entity”) or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, greater than 65% of the combined voting power of the voting securities of the Company or such Surviving Entity or any parent thereof outstanding immediately after such merger or consolidation, and (B) individuals described in Section 2.1(f)(ii) above constitute more than one-half of the members of the board of directors of the Surviving Entity or ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates, other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30%1 or more of either the then outstanding shares of the Company or the combined voting power of the Company’s then outstanding securities; or
(iv)    the consummation of (i) a plan of complete liquidation or dissolution of the Company; or (ii)a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, greater than 65% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless the circumstances giving rise to such Change in Control qualify as a “change in control event” under Code Section 409A and applicable regulations.
Furthermore, notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
Furthermore, notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of the Company’s Subsidiaries to the stockholders of the Company, or by means of an initial public offering of such securities.
(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations. For purposes of the Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(h)    “Committee” means the committee of the Board described in Article 4.

(i)    “Company” means Denny’s Corporation, a Delaware corporation or any successor corporation.
(j)    “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).
(k)    “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).
(l)    “Deferred Stock Unit” means a right granted to a Participant under Article 11 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
(m)    “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.
(n)    “Dividend Equivalent” means a right granted to a Participant under Article 12.
(o)    “Effective Date” has the meaning assigned such term in Section 3.1.
(p)    “Eligible Participant” means an employee (including a leased employee), officer, consultant or director of the Company or any Affiliate.
(q)    “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.
(r)    “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price per Share on such exchange on such date or, in the absence of reported sales on such date, the closing sales price per Share on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.
(s)    “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares (or at the discretion of the Committee, settled in cash valued by reference to Stock value). Full-Value Awards include Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards and Other Stock-Based Awards that are settled in Shares or by reference to the full value of a Share.
(t)    “Good Reason” (or a similar term denoting constructive termination) has the meaning assigned such term in the employment, consulting or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the Participant: (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s authority, duties or responsibilities, (ii) a material reduction by the Company or an Affiliate in the Participant’s base salary or target annual bonus (other than an overall reduction in salaries or target annual bonuses of 10% or less that affects substantially all of the

Company’s full-time employees), (iii) a material change in the geographic location at which the Participant is required to perform (it being agreed that a required relocation of more than 50 miles shall be material), or (iv) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.
A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, written notice setting forth with specificity the occurrence of such event, there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant, and the Participant actually resigns no later than 30 days following the expiration the Company cure period.
(u)    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
(v)    “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.
(w)    “Independent Directors” means those members of the Board who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.
(x)    “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.
(y)    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.
(z)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(aa)    “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.
(bb)    “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.
(cc)    “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(dd)    “Performance Award” means any award granted under the Plan pursuant to Article 9.
(ee)    “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(ff)    “Plan” means this Denny’s Corporation 2017 Omnibus Incentive Plan, as amended and restated from time to time.
(gg)    “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 14.11, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.
(hh)    “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 14.11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.
(ii)    “Restricted Stock” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.
(jj)    “Restricted Stock Unit” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(kk)    “Retirement” in the case of an employee means the resignation or termination of employment without Cause from the Company or an Affiliate on or after attainment of the age of fifty-five. “Retirement” in the case of a Non-Employee Director of the Company means departure from the Board without Cause after age 65 or the failure to be re-elected or re-nominated as a director at any age.
(ll)    “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(mm)    “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 15, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 15.
(nn)    “Stock” means the $.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.
(oo)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.
(pp)    “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.
(qq)    “1933 Act” means the Securities Act of 1933, as amended from time to time.
(rr)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
ARTICLE 3
EFFECTIVE TERM OF PLAN
3.1    EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by the Company’s stockholders at the Annual Meeting of Stockholders to be held on May 10, 2017 (or such other date upon which the Company’s stockholders approve the Plan, the “Effective Date”). If this Plan is not so approved, then the 2012 Omnibus Incentive Plan shall remain in effect for purposes of granting Awards thereunder.
3.2    TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the stockholders approve an amendment and restatement of the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of the Plan by the Board, or (b) the Effective Date.
ARTICLE 4
ADMINISTRATION
4.1    COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation and Incentives Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.
4.2    ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.
4.3    AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 and below in this Section 4.3, the Committee has the exclusive power, authority and discretion to:
(a)    Grant Awards;
(b)    Designate Participants;
(c)    Determine the type or types of Awards to be granted to each Participant;
(d)    Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)    Determine the terms and conditions of any Award granted under the Plan;
(f)    Prescribe the form of each Award Certificate, which need not be identical for each Participant;
(g)    Decide all other matters that must be determined in connection with an Award;
(h)    Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;
(i)    Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;
(j)    Amend the Plan or any Award Certificate as provided herein; and
(k)    Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to meet the objectives of the Plan.
4.4    DELEGATION. The Committee or the Board may delegate to one or more of the Committee’s members, other Board members, or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, including, without limitation, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan and grant Awards to them, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who, as of the Grant Date, are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Committee or Board, as applicable, and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.
4.5    AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
ARTICLE 5
SHARES SUBJECT TO THE PLAN
5.1    NUMBER OF SHARES. Subject to adjustment as provided in Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 4,400,000. Subject to adjustment as provided in Section 15.1, the maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 4,400,000.

5.2    SHARE COUNTING.
(a)    Awards of Options, Stock Appreciation Rights and Full-Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1 Share for each Share covered by such Awards.
(b)    The full number of Shares subject to the Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation). Shares will not be added back to the Plan that have been repurchased by the Company using Option proceeds.
(c)    Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
(d)    Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.
(e)    To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(f)    Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(g)    To the extent that the full number of Shares subject to a Full-Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(h)    Substitute Awards granted pursuant to Section 14.13 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.
(i)    Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.
5.3    STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4    LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1):
(a)    Options. The maximum aggregate number of Shares subject to time-vesting Options granted under the Plan in any 12-month period to any one Participant shall be 3,000,000.
(b)    SARs. The maximum number of Shares subject to time-vesting Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 3,000,000.
(c)    Performance Awards. With respect to any one 12-month period (i) the maximum aggregate amount that may be granted to any one Participant for Performance Awards payable in cash or property other than Shares shall be $4,500,000 (measured based upon a maximum award level on each Grant Date) under the Plan, and (ii) the maximum aggregate number of Shares that may be granted to any one Participant for Performance Awards payable in Stock shall be 3,000,000 Shares (measured based upon a maximum award level on each Grant Date) under the Plan.
(d)    Non-Employee Director Awards. No Non-Employee Director may be granted, in any one 12-month period, Awards specifically awarded under the Plan with an aggregate maximum value calculated as of their respective Grant Dates, of more than $500,000.
5.5    MINIMUM VESTING REQUIREMENTS. Except in the case of Substitute Awards granted pursuant to Section 14.14, Awards granted under the Plan to an Eligible Participant shall be subject to a minimum vesting period of one year. Notwithstanding the foregoing, (i) the Committee may at its discretion permit and authorize acceleration of vesting of such Awards in the event of the Participant’s death, Disability, or retirement, or the occurrence of a Change in Control (subject to the requirements of Section 14.11 in the case of Qualified Performance-Based Awards), or (ii) the Committee may grant Awards without the above-described minimum vesting requirements, with respect to Awards covering 5% or fewer of the aggregate number of Shares authorized under the Plan.
5.6    PROHIBITION ON REPRICING. Except in connection with a corporate transaction or event described in Section 14.8 and Article 15, the Committee may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price or base price, as applicable, of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price, as applicable, of the original

Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price or base price, as applicable, above the current Stock price in exchange for cash or other securities. This Section 5.6 is intended to prohibit the repricing of “underwater” Options and/or SARs and will not be construed to prohibit the adjustments provided for in Section 14.8 and Article 15. Notwithstanding any provision of this Plan to the contrary, this Section 5.6 may not be amended without stockholder approval.
ARTICLE 6
ELIGIBILITY
6.1    GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under the Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.
ARTICLE 7
STOCK OPTIONS
7.1    GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a)    EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price of an Option (other than Substitute Awards granted pursuant to Section 14.14) shall not be less than the Fair Market Value as of the Grant Date.
(b)    TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding and the applicable exercise price. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(c)    PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair

Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, (v) any other “cashless exercise” arrangement, or (vi) any other means approved by the Committee.
(d)    EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.
7.2    INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.
ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1    GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
(a)    RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant has the right to receive, for each Share with respect to which the SAR is being granted, the excess, if any, of:
(1)    The Fair Market Value of one Share on the date of exercise; over
(2)    The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.
(b)    Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding.
(c)    OTHER TERMS. All awards of SARs shall be evidenced by an Award Certificate. Subject to the terms of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate; provided, however, that in no event may any SAR be exercisable for more than ten years from the Grant Date. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

ARTICLE 9
PERFORMANCE AWARDS
9.1    GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.
9.2    PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.
9.3    OTHER TERMS. Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.
ARTICLE 10
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

10.1    GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.
10.2    ISSUANCE AND RESTRICTIONS. Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.
10.3    FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
10.4    DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
10.5    DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, ordinary cash dividends will be paid or distributed to the Participant only after the Award (or applicable portion thereof) vests and is earned, if applicable. Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company subject to the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will also be forfeited.
ARTICLE 11
DEFERRED STOCK UNITS
11.1    GRANT OF DEFERRED STOCK UNITS. The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee. Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections. An Award of Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms and conditions applicable to the Award.
ARTICLE 12
DIVIDEND EQUIVALENTS
12.1    GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Dividend Equivalents accruing on unvested Full-Value Awards shall, if provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company subject to the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will also be forfeited.
ARTICLE 13
STOCK OR OTHER STOCK-BASED AWARDS
13.1    GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, subject to Section 5.5, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 14
PROVISIONS APPLICABLE TO AWARDS
14.1    AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
14.2    TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).
14.3    FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an

Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, or other property, or any combination, and may be made in a single payment or transfer, in installments, in each case as determined by the Committee. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions.
14.4    LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.
14.5    BENEFICIARIES. Notwithstanding Section 14.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.
14.6    STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
14.7    TREATMENT UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award or an employment or similar agreement with a Participant, upon termination of a Participant’s Continuous Service by reason of death or Disability:
(i)    all of such Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;

(ii)    all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse as of the date of such termination; and
(iii)    the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be determined as provided in the Award Certificate or any special Plan document governing the Award or an employment or similar agreement with the Participant.
To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(b), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.8    EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.8 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.
(a)    Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro-rata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.16 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
(b)    Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro-rata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.16 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.9    ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 14.7 or 14.8 above, and subject to Section 14.11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of a Participant’s Awards shall become fully vested and exercisable (or partially as determined in the discretion of the Committee), that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.9.
14.10    EFFECT OF ACCELERATION. If an Award is accelerated under Section 14.7, 14.8 or Section 14.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised in the case of an Option or SAR, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.11    QUALIFIED PERFORMANCE-BASED AWARDS.
(a)    The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.
(b)    When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:
•    Net earnings;
•    Earnings per share;
•    Net sales growth;
•    Net income (before or after taxes);

•	Profit (including net operating profit, economic profit and profit margin);
•    Revenues

•	Return measures (including, but not limited to, return on assets, capital, investment, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);
•    Adjusted Income (before or after taxes);
•    Adjusted EBITDA;
•    Internal rate of return or increase in net present value;
•    Dividend payments to parent;
•    Gross margins;
•    Gross margins minus expenses;
•    Operating margin;

•	Share price (including, but not limited to, growth measures and total shareholder return);
•    Expenses and expense targets;
•    Working capital targets relating to inventory and/or accounts receivable;

•	Planning accuracy (as measured by comparing planned results to actual results);
•    Comparisons to various stock market indices;
•    Comparisons to the performance of other companies;
•    Sales;
•    Working capital;
•    Franchise growth;
•    Market share;

•
Strategic business criteria (including, but not limited to, one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, reductions in errors and omissions, reductions in lost business, safety standards, management of employment practices and employee benefits, diversity goals, supervision of litigation and information technology, service or product quality, and quality audit scores);

•	Business expansion or consolidation (including, but not limited to, acquisitions and divestitures);
•    Productivity;
•    Same-store sales;
•    Customer counts;
•    Customer satisfaction; and
•    EVA(R).
For purposes of this Plan, EVA means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Committee in its sole discretion. (EVA is a registered trademark of Stern Stewart & Co.).
Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).
(c)    Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or in connection with a Change in Control. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.
(d)    The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established (or such other time not prohibited by Section 162(m) of the Code), that any evaluation of performance shall be adjusted to include or exclude specified circumstances or events that occur during a performance period, including, without limitation: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual, infrequent or non-recurring items as described in then-current accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) gains or losses on the sale of assets; (i) severance, contract termination and other costs relating to certain business activities; (j) gains or losses from the early extinguishment of debt; (k) extraordinary gains and losses; (l) the effect of any statements issued by the Financial Accounting Standards Board or its committees; (m) currency fluctuations; (n) expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions; and (o) any changes in the business, operations, corporate structure, or capital structure of the Company, or the manner in which the Company conducts business. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
(e)    Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to subsection (c) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in subsection (c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.
(f)    Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any twelve-month period to a Participant in designated forms of Qualified Performance-Based Awards.
14.12    FORFEITURE EVENTS. The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.
Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any

Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.
14.13    SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees or directors of another entity who become employees or directors of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation (“Substitute Awards”). The Committee may direct that the Substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
ARTICLE 15
CHANGES IN CAPITAL STRUCTURE
15.1    MANDATORY ADJUSTMENTS. In the event of a transaction that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
15.2    DISCRETIONARY ADJUSTMENTS. Upon or in connection with the occurrence of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, Change in Control, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. In addition, for each Option and SAR with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Company shall not be required to make any payment to the person holding such Option or SAR upon surrender of such Option or SAR, and may cancel such Option or SAR for no consideration. Such surrender shall take place as of the date of the transaction or event or Change in Control or such other date as the Committee may specify. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
15.3    GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.
ARTICLE 16
AMENDMENT, MODIFICATION AND TERMINATION
16.1    AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares available under the Plan, (iii) expand the types of awards under the Plan, (iv) materially expand the class of participants eligible to participate in the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.
16.2    AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:
(a)    Subject to the terms of the applicable Award Certificate or other provisions of the Plan, such amendment, modification or termination shall not, without the Participant’s consent, materially reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the

Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);
(b)    The original term of an Option may not be extended without the prior approval of the stockholders of the Company;
(c)    Except as otherwise provided in Article 15, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and
(d)    No termination, amendment, or modification of the Plan shall adversely affect, in a material manner, any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected, in a material manner” by a Plan amendment if such amendment would not materially reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
16.3    COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.
ARTICLE 17
GENERAL PROVISIONS
17.1    NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
17.2    NO STOCKHOLDER RIGHTS. No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
17.3    WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (except as otherwise determined by the Committee in its sole discretion) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.
17.4    NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.
17.5    UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.
17.6    RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.
17.7    EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
17.8    TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
17.9    GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
17.10    FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
17.11    GOVERNMENT AND OTHER REGULATIONS.

(a)    Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.
(b)    Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.
17.12    GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.
17.13    ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.
17.14    NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

17.15    INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
17.16    SECTION 162(M). Notwithstanding any provision of the Plan or any Award Certificate to the contrary, if an Award under the Plan is intended to qualify as performance-based compensation under Section 162(m) and the regulations issued thereunder and a provision of the Plan or an Award Certificate would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
17.17    EMPLOYEES BASED OUTSIDE THE UNITED STATES. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Parent or Subsidiary of the Company operates or has Eligible Participants, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Parent and/or Subsidiary of the Company shall be covered by the Plan; (b) determine which Eligible Participants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (e) take any other action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
17.18    DISCLAIMER. Although it is the intent of the Company that the Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 162(m), 409A and 422 of the Code: (a) none of the Company, the Board, the Committee, or any other person warrants that any Award under this Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Board or the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 162(m), 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under this Plan.

17.19    SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
(a)    General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b)    Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.
(c)    Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.
(d)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the

Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)    the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and
(ii)    the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
(e)    Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).
(f)    Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.
(g)    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).